Exhibit 99.1

News Release
Sunoco, Inc. 1735 Market Street, Ste LL Philadelphia, Pa. 19103-7583

For further information contact:	For release: Immediately
Thomas Golembeski (media) 215-977-6298
Tom Harr (investors) 215-977-6764

No. 30-08

SUNOCO APPOINTS DELANEY INTERIM CFO

PHILADELPHIA, November 12, 2008 — Sunoco, Inc. (NYSE: SUN) announced today that Terence P. Delaney will assume the role of interim Chief Financial Officer effective December 1, 2008 upon the retirement of Thomas W. Hofmann.

A 29-year Sunoco veteran, Mr. Delaney has served as Vice President of Investor Relations and Planning since 2003. Prior to becoming the company’s primary liaison to shareholders and the investment community, Mr. Delaney held various strategic planning, budgeting, external reporting and auditing positions. He will lead Sunoco’s financial organization until a permanent successor to Mr. Hofmann is found.

Speaking on these personnel changes, Sunoco’s Chief Executive Officer and President Lynn Elsenhans said: “I want to thank Terry Delaney for taking on this interim role while we search for a permanent CFO. I also thank Tom Hofmann for his dedicated service to the company over 32 years and the many contributions he made to building Sunoco’s positive reputation among investors, industry analysts and business partners. I wish him all the best for the future.”

Sunoco, Inc., headquartered in Philadelphia, PA, is a leading manufacturer and marketer of petroleum and petrochemical products. With 910,000 barrels per day of refining capacity, approximately 4,700 retail sites selling gasoline and convenience items, approximately 5,500 miles of crude oil and refined product owned and operated pipelines and 38 product terminals, Sunoco is one of the largest independent refiner-marketers in the United States. Sunoco is a significant manufacturer of petrochemicals with annual sales of approximately five billion pounds, largely chemical intermediates used to make fibers, plastics, film and resins. Utilizing a unique, patented technology, Sunoco's cokemaking facilities in the United States have the capacity to manufacture approximately 3.0 million tons annually of high-quality metallurgical-grade coke for use in the steel industry. Sunoco also is the operator of, and has an equity interest in, a 1.7 million tons-per-year cokemaking facility in Vitória, Brazil.

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